Exhibit 4.1

BESS LLC

PROMISSORY NOTE

Issue Date: December 11, 2024	Principal Amount:	US$ 2,000,000
Maturity Date: December 31, 2027

FOR VALUE RECEIVED, BESS LLC, a Delaware corporation (the “Company”), promises to repay to the order of LiiON LLC, a Nevada limited liability company (the “Payee”), at the office of the Payee or at such other place as Payee may designate in writing, the principal sum of Two Million US Dollars (US$2,000,000) (the “Principal Amount”) on the terms set forth below. All payments hereunder shall be made in United States Dollars. This Promissory Note (this “Note”) is issued pursuant to an Asset Purchase Agreement, executed on the Issue Date, by and between the Company and the Holder (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1. Definitions.

The following terms shall have the meanings herein specified:

“Holder” / “Lender” means the Payee, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders. Notwithstanding the foregoing, the Company may treat the registered holder of this Note as the Holder for all purposes.

Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2. Payment, Interest and Repayment Instruction of this Note

(a)	Payment Schedule. The amounts as set forth on the attached Payment Schedule shall be repaid by the Company by no later than the relevant dates as set forth in the attached Payment Schedule. It is hereby acknowledged and agreed by the Company and the Holder that a total of $42,019 has already been repaid by the Company to Holder or its third party designee parties as of the Issue Date.

(b)	Prepayment. This Note may be prepaid in part or in full at any time prior to the Maturity Date.

(c)	Interest. The outstanding principal amount of this Note shall not bear any interest.

3. Events of Default.

The existence of any of the following conditions shall constitute an Event of Default:

(a)	Non-payment of the Note in accordance with Section 2(a) of the Note, to the extent that such breach remains unpaid and uncured for thirty days thereafter.

(b)	Commencement of proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors of the Company if such proceeding remains undismissed and unstayed for a period of 60 days following such commencement.

(c)	If the Company shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets, unless the provisions of Section 4 of this Note are met, in which case there is no Event of Default.

(d)	Attachment or similar process of execution is levied against a material portion of AEG PLC’s assets and such process is not terminated and any orders issued pursuant thereto canceled within 90 calendar days.

If an Event of Default exists, at any time thereafter, the Holder may proceed to collect the remaining outstanding principal amount owed.

4. Reorganization, Reclassification, Consolidation, Merger or Sale.

If any reorganization of the corporate capital of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected, appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that this Note shall be fully assumed. The Company will not effect any such consolidation, merger or sale unless, prior to or simultaneously with the consummation thereof, the Note is fully assumed.

5. Loss or Mutilation of Note.

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to the Company, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

6. Holder not Shareholder.

This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company in respect of any matters whatsoever, or any other rights or liabilities as a shareholder.

7. Waivers.

The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach. The Company waives presentment, demand, notice of dishonor, protest and notice of non-payment and protest.

8. Taxes.

The Company agrees that it will pay, when due and payable, any and all stamp, original issue or similar taxes which may be payable in respect of the issue of this Note. The Company shall not be required to pay any stamp, original issue or similar tax which may be payable in respect of any transfer involved in the transfer and delivery of this Note to a person other than of the Payee.

9. Notices.

All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile or electronic transmission (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Payee to:

LiiON LLC

3233 Brookside Court

Tarpon Springs, FL 34688

if to the Company to:

BESS LLC

Attn: Director

17 State Street, Suite 4000, New York, NY 10004

Email: vb@alternusenergy.com; td@alternusenergy.com

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile or email, provided that any such facsimile or email is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

10. Headings.

The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

11. Applicable Law and Jurisdiction.

This Note (and any non-contractual obligations arising out of or in connection with this Note) shall be governed by and construed in accordance with the laws of Delaware. All disputes arising out of or in connection with this Note and the documents connected therewith shall exclusively be settled by the courts of Delaware. The Company and the Holder each hereby waive any objection to such exclusive jurisdiction and courts represents an inconvenient forum.

12. Survival Of Representations and Warranties; Attorneys Fee.

This Note shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. If this Note is not paid when due or if the Company breaches any provisions of this Note, in addition to all other amounts due herein, the Company promises to pay all costs of collection and all reasonable attorney fees and court costs incurred by Holder.

13. Assignment.

This Note may not be assigned by either party hereto without the prior written consent of the other (except that the Company may without the prior written consent of the Holder assign this Note in the event of a merger, acquisition, reorganization or the sale of all or substantially all of its assets to another corporation to the surviving entity of such merger, acquisition, reorganization or sale).

*** Signature Page Follows ***

IN WITNESS WHEREOF, BESS LLC has caused this Promissory Note to be signed in its name by signature of its duly authorized representative.

Name: Vincent Browne
Title: Director

Acknowledged and Agreed:

HOLDER: LIION LLC

By:
	Name:	Gary Gray
	Title:	Sole Member/Manager